Exhibit 99.5

Novibet plc

February 21, 2023

Via Edgar

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C., 20549

Re:	Novibet plc

Registration Statement on Form F-4

Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Novibet PLC, a foreign private issuer organized under the laws of the Bailiwick of Jersey (“PubCo”), is submitting this letter to the U.S. Securities and Exchange Commission (the “Commission”) together and in connection with Amendment No. 2 to PubCo’s registration statement on Form F-4, as amended (the “Registration Statement”), relating to a proposed initial public offering of PubCo’s ordinary shares, par value $1.00 per share.

PubCo has included in the Registration Statement its audited consolidated combined carve-out financial statements, prepared in accordance with International Financial Reporting Standards (“IFRS”), as of December 31, 2021, 2020 and 2019 and for each of the three fiscal years ended December 31, 2021, 2020 and 2019, and unaudited interim condensed consolidated combined carve-out financial statements as of June 30, 2022 and for each of the six-month periods ended June 30, 2022 and 2021.

PubCo respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

PubCo is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-Month Requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.” See also the 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) by the staff of the Division of Corporation Finance of the Commission at Section III.B.c., in which the staff notes that:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with this waiver request, PubCo hereby represents to the Commission that:

1.	PubCo is not currently a public reporting company in any jurisdiction.

2.	PubCo is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for PubCo.

4.	PubCo does not anticipate that its audited financial statements for the fiscal year ended December 31, 2022 will be available until April 1, 2023.

5.	In no event will PubCo seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of such request.

PubCo will file this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Sincerely,

NOVIBET PLC

By:	/s/ George Athanasopoulos
	Name:	George Athanasopoulos
	Title:	Director

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